Exhibit 10.27

CIENA CORPORATION
2000 EQUITY INCENTIVE PLAN

STOCK UNIT AGREEMENT

     Ciena Corporation, a Delaware corporation (the “Company”), hereby grants stock units relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Holder, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Ciena Corporation 2000 Equity Incentive Plan (the “Plan”).

Grant Date:

Name of Holder:

Holder’s Social Security Number:

Number of Stock Units Covered by Grant:

     By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is attached. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Holder:
(Signature)

Ciena Corporation:
By: Russell B. Stevenson, Jr.
Senior Vice President and Secretary

Attachment

This is not a stock certificate or a negotiable instrument.

CIENA CORPORATION
2000 EQUITY INCENTIVE PLAN

STOCK UNIT AGREEMENT

Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Definitions	Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan. The following additional terms have the meanings provided below:

“Service” means service by you as an employee, officer, director or consultant to the Company or an Affiliate. A change in your position or duties will not result in interrupted or terminated Service so long as you continue to be an employee, officer, director or consultant of the Company or an Affiliate.

“Cause” means, as determined by the Board and unless otherwise provided in an applicable employment agreement between you and the Company or an Affiliate, (i) your gross negligence or willful misconduct in connection with the performance of your duties, (ii) your conviction of a criminal offense (other than minor traffic offenses) or (iii) your material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreement between you and the Company or an Affiliate.

Vesting	Your grant vests on the second anniversary of the Grant Date as to one third of the total number of Stock Units shown on the cover sheet. An additional one third of the Stock Units vest on each of the third and fourth anniversaries of the Grant Date, provided you remain in Service. All of the unvested Stock Units under this grant vest upon the termination of your Service due to death or Disability.

The number of Stock Units that vest on any date, and the resulting aggregate number of vested Stock Units, will be rounded down to the nearest whole number of Stock Units. You may not vest in more than the number of Stock Units covered by this grant.

Except as may be provided in an applicable employment agreement between you and the Company or an Affiliate, or as may be approved by the Board of Directors, no additional Stock Units will vest after your Service has terminated for any reason.

Deferral Election	You may elect to defer receipt of shares of common stock of the Company (“Receipt”) up to the number of Stock Units that have vested by giving written notice to the Company, at such time and in such form as approved by the Company, specifying the number of Stock Units you elect to defer. You must make an election to defer not later than the earlier of (i) six months prior to the date Stock Units would vest, or (ii) the last day of the preceding calendar year. You may elect to defer Receipt as to up to 100% of the Stock Units that vest on any date. Any deferral must be for at least 24 months after the date of vesting, but may not be longer than 10 years after the date of grant of the Stock Units. Receipt will be accelerated to the time of your termination of Service if your Service terminates prior to the end of the deferral period that you have elected.

Delivery of Stock Pursuant to Vested Units	Unless you make a deferral election, a certificate for all of the vested shares of Stock represented by vested Stock Units shall be delivered to you on the date of vesting; provided, that, if any Stock Units vest during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell Stock in the open market or (ii) are restricted from selling Stock in the open market because a trading window is not available, delivery of such vested shares will be delayed until the date immediately following the expiration of the lock-up agreement or the opening of a trading window.

In the event that your Service terminates for any reason other than for Cause prior to the fourth anniversary of the Grant Date, shares of Stock corresponding to the vested portion of your Stock Units will be delivered to you immediately following your termination of Service.

Forfeiture of Unvested Units	In the event that your Service terminates for any reason other than because of your death or Disability, unless otherwise provided in an applicable employment agreement between you and the Company or an Affiliate, you will forfeit all of the Stock Units that have not yet vested.

Termination for Cause	If your Service is terminated for Cause, you shall forfeit all Stock Units, whether or not vested.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any Affiliates) in any capacity. The Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the Stock relating to the Stock Units has been delivered to you. If the Company pays a dividend on its Stock, you will, however, be entitled to receive a cash payment equal to the per-share dividend paid on the Stock times the number of vested Stock Units that you hold as of the record date for the dividend.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact Stock Administration to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.